Exhibit 10.21(b)

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of this 1st day of January 2005 by and between William N. Wandmacher (“Consultant”) and Smurfit-Stone Container Enterprises, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Consultant has been a valuable executive employee of the Company having served the Company as Vice President and General Manager-Containerboard Mill Division; and

WHEREAS, the Consultant and the Company have mutually agreed to terminate the Employment Agreement, dated October 1, 2000, between the Consultant and the parent corporation of the Company, effective as of December 31, 2004; and

WHEREAS, the Board of Directors and management of the Company desire to be able, from time to time, to call upon the expertise of Consultant.

COVENANTS

NOW, THEREFORE, the parties agree as follows:

1.             Consulting Period.  The consulting period shall run from January 1, 2005 to December 31, 2005, and shall continue thereafter until terminated by either party on 60 days’ written notice to the other party.

2.             Duties.  During the Consulting Period, Consultant shall hold himself available for consultation and advice on a stand by basis and upon request of senior management of the Company to furnish consultation and advisory services to the Company, potentially including those described on Exhibit A.  The manner, times and places for the performance of such services shall be mutually agreed to by the parties.

3.             Consulting Fees.  The Company shall pay Consultant a fee of $6,250 per month, payable in advance on the first day of each month, plus a fee of $200 per hour for each hour in any month in excess of 40 hours per month spent engaged in consulting activities herewith during the Consulting Period (“Consulting Fees”).

4.             Expenses.  The Company shall reimburse Consultant for all expenses reasonably incurred in connection with the performance of services hereunder, in accordance with the Company’s policies and procedures as in effect from time to time.  Consultant shall seek advance approval from the Chief Executive Officer of the Company or his designate for any expenses that will exceed $5,000 in the aggregate.

5.             Status.  It is expressly understood and agreed by the parties that, as of January 1, 2005, Consultant shall be an independent contractor and shall not for any purpose be considered an employee of the Company.  The Company shall not be required to make any social security, state or federal unemployment compensation, or similar payments on behalf of Consultant, and to the extent consistent with applicable law, the Company will not withhold any amounts from the Consulting Fees as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws.  Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes with respect to the Consulting Fees.  Nothing contained in this Section 4 shall modify, change, limit or restrict the benefits Consultant is otherwise entitled to from the Company for his years of service as an employee.

6.             Death or Disability.  In the event Consultant dies or becomes disabled during the Consulting Period, and is not then in default of any of his obligations hereunder, no reimbursement of any portion of the Consulting Fees shall be required, and this Agreement shall be deemed terminated as of the date of Consultant’s death or the date of appointment of a guardian or trustee for Consultant, as the case may be.

7.             Remedies.  Each party agrees to give the other written notice of any breach by the other party of this Agreement.  The breaching party shall have thirty (30) days from the date of such written notice to cure any such breach.  If the breaching party fails to cure the breach to the other party’s reasonable satisfaction within thirty (30) days of receipt of such notice, the non-breaching party may terminate this Agreement upon written notice to the breaching party.

8.             Governing Law.  The validity and effect of this Agreement shall be governed exclusively by the laws of the State of Missouri, excluding the “conflict of laws” rules of that state.

9.             Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.  This Agreement and the obligations created hereunder may not be assigned by the Consultant, except for the right to receive the payments contemplated by Section 3 of this Agreement.

10.           Entire Agreement.  This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements or understandings of the parties.

IN WITNESS WHEREOF, this Consulting Agreement has been duly executed on behalf of the Company, and by the Consultant on the date first above written.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.

By:	/s/ Patrick J. Moore
Patrick J. Moore
Title: President and Chief Executive Officer

/s/ William N. Wandmacher
William N. Wandmacher

EXHIBIT A

I.                                         Lead a Project focused on improving the alignment of the Shipping Container and Containerboard Mill business strategy and its design and operation:

(a)            Act as a continued resource to the Medium Runability Team

(b)           Act as a resource to the Capital Management Team

(c)            Act as a resource for system re-alignment and re-design

II.                                     Lead a Project designed to study and make recommendations relative to alternative organizational structures that will enable the Company to maximize the use of its resources, improve efficiencies and reduce costs which will result in profitable revenue growth.

III.                                 Serve as a resource / instructor for the ALD process at Wash U.

IV.                                 Serve as a mentor / coach for the new VP and General Manager of the Containerboard Mill Division and other key executives within the Organization.

V.                                     Serve as a resource/ advisor for Merger and Acquisition Teams.